EX-28.d.2.qqqq

SUB-ADVISORY AGREEMENT
AGREEMENT dated this ___ day of _________, 201_ among DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (the "Fund"), DIMENSIONAL FUND ADVISORS LP, a Delaware limited partnership ("DFA"), and DIMENSIONAL FUND ADVISORS LTD., a company organized under the laws of England ("DFAL").
WHEREAS, DFA is the investment advisor to all the portfolios of the Fund, including the DFA Global Core Plus Fixed Income Portfolio (the "Portfolio"); and
WHEREAS, the Portfolio invests in United Kingdom and European securities as categorized, defined and limited in accordance with the Fund's prospectus; and
WHEREAS, DFAL personnel have expertise in certain business areas pertinent to the business operations of the Portfolio and the selection of brokers or dealers and the execution of trades with respect to United Kingdom and European securities; and
WHEREAS, DFA wishes to retain DFAL as sub-advisor with respect to the Portfolio, and DFAL wishes to act as sub-advisor, upon the terms hereinafter set forth.
NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions contained herein, the parties hereto agree as follows:
1. Services To Be Performed.  DFA hereby employs, subject to approval by the Board of Directors of the Fund and supervision by DFA, DFAL to furnish, at DFAL's expense, the services described below with respect to the Portfolio:
(a)
DFAL shall have the authority and responsibility to select brokers or dealers to execute purchases and sales of eligible securities for the Portfolio. Such authority and responsibility shall include, without limitation, the maintenance of a trading desk; the determination of the best and most efficient means of purchasing and selling such portfolio securities in order to achieve best price and execution; and the allocation of trades among brokers and dealers, including any affiliate of the Fund or of any investment advisor or affiliate thereof, subject to Section 17 of the Investment Company Act of 1940, as amended (the "1940 Act").  In carrying out its obligations hereunder, DFAL will act with a view to the Portfolio's objectives as set forth in the Fund's prospectus and otherwise communicated to DFAL by DFA, including the objectives of receiving best price and execution for portfolio transactions and of causing as little price fluctuation in the market prices of securities being purchased or sold as reasonably possible under prevailing market circumstances as well as in light of the size of the transaction being executed.  DFA will advise DFAL of changes in the Fund's Amended and Restated Articles of Incorporation, amended and restated bylaws, and prospectus and any objectives not appearing therein as they may be relevant to DFAL's performance under this Agreement.  DFA will furnish to DFAL reports on cash available for investment and needed for redemption payments.  DFA shall be responsible to the Fund for the preparation of schedules of securities eligible for purchase and sale by the Portfolio ("execution schedules"), and shall prepare such schedules on at least a semi-annual basis, it being understood that DFA may consult with DFAL in connection therewith, and may delegate to DFAL the preparation of such schedules.  On at least a semi-annual basis DFA will review the Portfolio's holdings, make, itself or in consultation with DFAL, any necessary adjustments to the execution schedules and review the securities trading process and executions.  DFAL is authorized to have orders executed for more or fewer shares than set forth on the execution schedules when market conditions and other factors permit or require, provided that such variances from the execution schedules are within the parameters agreed to by DFA from time to time or in specific cases.  DFAL shall report the results of all trading activities and all such other information relating to portfolio transactions for the Portfolio as DFA may reasonably request, on a daily basis to DFA and any other entity designated by DFA, including without limitation the custodian of the Fund.  DFAL shall review and coordinate its agency trading and execution strategies, practices and results with DFA as frequently as reasonably requested.
(b)	DFAL shall maintain, and periodically review with DFA and the Fund, policies and procedures necessary to ensure the effectiveness of on-line communications systems between DFAL, DFA and the Fund.
(c)
DFAL shall periodically provide DFA with data concerning the United Kingdom and European markets; and it shall maintain and provide to DFA current financial information with respect to specific issuers in United Kingdom and European markets.  DFAL shall also furnish DFA with advice and information regarding securities of United Kingdom and European market companies and shall provide DFA with such recommendations in connection with the investment therein by the Portfolio as DFAL shall deem necessary and advisable in light of the investment objective and policies of the Portfolio.

2. Compensation.  For the services provided by DFAL hereunder DFA shall pay DFAL a fee equal to $13,000 (U.S.) per year, to be paid on a quarterly basis. In the event that this Agreement is terminated at other than quarter-end, the fee for such quarter shall be prorated.
3. Liability of DFAL.  Except as provided by the next sentence, DFAL shall not be liable for any error of judgment or of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of DFAL in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.  The foregoing sentence does not apply to any liability which DFAL may have arising out of the execution by it or any of its employees, officers or agents of portfolio transactions for the Fund.
4. Term.  This Agreement shall become effective as of _________, 201_, and shall remain in effect until _________, 201_, unless sooner terminated as hereinafter provided and shall continue in effect from year to year thereafter, but only so long as such continuance is specifically approved, at least annually, by (a) the vote of a majority of the Fund's Directors, or (b) the vote of a majority of the outstanding voting securities of the Portfolio and (c) the vote of a majority of those Directors who are not parties to this Agreement or interested persons of any such party (except as Directors of the Fund) cast in person at a meeting called for the purpose of voting on such approval.  The terms "interested persons" and "vote of a majority of the outstanding voting securities" shall have the meanings respectively set forth in Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.
This Agreement may be terminated by DFA or by DFAL at any time without penalty on ninety (90) days' written notice to the other party hereto, and may also be terminated at any time without penalty by the Board of Directors of the Fund or by vote of the holders of a majority of the outstanding voting securities of the Portfolio on sixty (60) days' written notice to DFAL by the Fund.

This Agreement shall automatically terminate in the event of its assignment.  The term "assignment" for this purpose shall have the meaning set forth in Section 2(a)(4) of the 1940 Act.
This Agreement shall automatically terminate with respect to the Portfolio in the event that the Investment Management Agreement for the Portfolio between DFA and the Fund is terminated, assigned or not renewed.
5. Notice.  Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices.
6. Governing Law and Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any U.S. federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended (the "Advisers Act") and any rules and regulations promulgated thereunder.  The parties agree and consent to the jurisdiction of the State and federal courts of Maryland.
7. Schedules.  Schedules to this Agreement form a part of it.
[signature page follows]

IN WITNESS WHEREOF, DFA, DFAL and the Fund have caused this Agreement to be executed as of the day and year above written.
DIMENSIONAL FUND ADVISORS LP

By:	DIMENSIONAL HOLDINGS INC., General Partner

By:
Name:
Title:

DIMENSIONAL FUND ADVISORS LTD.

By:
Name:
Title:

DFA INVESTMENT DIMENSIONS GROUP INC.

By:
Name:
Title:

                                                         Signature Page to Sub-Advisory Agreement

Schedule to Sub-Advisory Agreement
FCA Disclosures
Regulations and Client Categorisation
Dimensional Fund Advisors Ltd. ("DFAL") is authorised and regulated by the Financial Conduct Authority ("FCA") in the United Kingdom.
Nothing in the Agreement shall exclude any liability of DFAL to Dimensional Fund Advisors LP ("DFA") arising under the Financial Services and Markets Act 2000, any regulations made under it, or the FCA Rules, or arising under the U.S. federal securities laws and regulations.
DFAL has classified DFA as a Professional Client, in accordance with the FCA Rules. DFA is entitled to request classification as a Retail Client; however, DFAL does not offer a retail service and, consequently, is unable to undertake business for Retail Clients and so will not be able to accept any such request to be re-classified as a Retail Client.
Nature of Investments and Risk Disclosures – For informational purposes only DFAL has provided DFA with a copy of its Form ADV Part 2a which provides a general description of the nature and risks of investments which may be held by the Portfolio, and which are also disclosed in the Portfolio's registration statement.
Execution Policy – DFAL has provided DFA with a copy of its Form ADV Part 2a which details DFAL's policy relating to the execution of orders and decisions to deal on behalf of clients, as required by the FCA Rules, and which with respect to the Portfolio will remain consistent with the requirements of the Investment Company Act of 1940, as amended (the "Execution Policy"). DFA hereby confirms that it has read and understood the Execution Policy and agrees to DFAL's Execution Policy. In particular, DFA expressly agrees that DFAL may trade outside of a Regulated Market or Multilateral Trading Facility, each as defined by and in accordance with the FCA Rules. In effecting transactions for the Portfolio, DFAL will at all times comply with DFAL's Execution Policy and in particular will act in the best interests of DFA and comply with any applicable obligations regarding best execution under the FCA Rules. Specific instructions from DFA in relation to the execution of orders may prevent DFAL from following its Execution Policy in relation to such orders in respect of the elements of execution covered by the instructions.
Disclosure of DFAL's Dealing Arrangements – DFAL's policy regarding its dealing arrangements, including the details of the goods and services that relate to the execution of trades and those which relate to the provision of research are, where relevant, included in its Form ADV Part 2a ("Dealing Arrangements"), and with respect to the Portfolio, will be consistent with the Investment Company Act of 1940, as amended. DFAL shall provide DFA with adequate information regarding its Dealing Arrangements on an annual basis, in accordance with the FCA Rules.
Complaints – All formal complaints should be made in writing to the compliance officers of DFAL and DFA promptly and preferably at the same time. Subsequently, DFA may have a right to complain directly to the Financial Ombudsman Service. A copy of DFAL's complaints handling procedure is available on request and will otherwise be provided in accordance with the FCA Rules. Nothing contained herein shall limit any right or obligation to report wrongdoing by DFAL to U.S. authorities as provided for under U.S. law.
Compensation – DFAL is covered by the Financial Services Compensation Scheme. DFA may be entitled to compensation from the scheme if DFAL cannot meet its obligations. This depends on the type of business and the circumstances of the claim. The maximum level of compensation for claims against firms declared in default is 100% of the first £50,000 per person per firm.  Further information about the compensation arrangements is available from the Financial Services Compensation Scheme.
Client Limit Orders – DFA instructs DFAL not to make public Client Limit Orders in respect of shares admitted to trading on a regulated market which are not immediately executed under prevailing market conditions.  A Client Limit Order is a specific instruction from DFA to DFAL to buy or sell a financial instrument at a specified price limit or better and for a specific size.
Conflicts of Interest and Disclosures – DFAL and any affiliate may effect transactions in which DFAL or affiliate or another client of DFAL or an affiliate has, directly or indirectly, a material interest or a relationship of any description with another party which involves or may involve a potential conflict with DFAL's duty to DFA. DFAL will ensure that such transactions are effected on terms which are not materially less favourable to DFA than if the conflict or potential conflict had not existed and, with respect to the Portfolio, are consistent with the U.S. federal securities laws.
Neither DFAL nor any affiliate shall be liable to account to DFA, unless otherwise required by the U.S. federal securities laws, for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions nor will DFAL's fees, unless otherwise provided, be abated.
DFAL's Conflicts of Interest Policy, a copy of which has been provided to DFA, sets out the types of actual or potential conflicts of interest which affect DFAL's business, and provides details of how these are managed.
DFAL will normally act as the agent of DFA, who will therefore be bound by its actions under the Agreement. Nevertheless, none of the services provided hereunder nor any other matter shall give rise to any fiduciary or equitable duties which would prevent or hinder DFAL or any Associate, in effecting transactions with or for DFA.
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